Exhibit 99.1

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

or

Michelle M. LeRoy

Investor Relations

(212) 297-1000

FOR IMMEDIATE RELEASE

GRAMERCY CAPITAL CORP. REPORTS

NET INCOME OF $0.39 AND FFO OF $0.45 PER FULLY DILUTED SHARE

FOR THE SECOND QUARTER 2005

Second Quarter Highlights

•                  Increased net income available to shareholders more than 60% over the previous quarter, from $4.6 million to $7.5 million, or from $0.24 to $0.39 per share.

•                  Increased FFO over the previous quarter, from $0.24 to $0.45 per share.

•                  Included in second quarter results of operations is recognition of $3.0 million in gains from the sale of 3 fixed-rate first mortgage loans.

•                  Generated total revenues of $18.8 million during the second quarter, a 76% increase over the previous quarter.

•                  Originated and closed 20 separate debt investments during the second quarter, totaling approximately $241.3 million, net of fees and discounts.

•                  Closed on previously announced 45% co-investment with SL Green Realty Corp. (NYSE: SLG) in the South Building at One Madison Avenue, which is net leased to CSFB through 2020. This was Gramercy’s inaugural investment for its net lease investment program.

•                  Structured, marketed and priced a $1.0 billion commercial real estate CDO financing, which was closed on July 14, 2005 at a weighted average interest rate of three-month LIBOR plus 49 basis points before transaction costs, and three-month LIBOR plus 69 basis points after giving effect to the amortization of up-front transaction costs over the expected lives of the bonds issued.

•                  Completed a $50.0 million issuance of Trust Preferred Securities having a 30-year term ending May 2035, and bearing interest at a fixed rate of 7.57% for the ten years ending June 2015.

•                  Increased master repurchase agreement with Wachovia Bank by $150.0 million to $500.0 million, and modified the initial term to reflect staggered maturities.

•                  Declared second consecutive increase to quarterly dividend, from $0.22 to $0.35 per common share.

Summary

NEW YORK, N.Y. – July 20, 2005 – Gramercy Capital Corp. (NYSE: GKK) today reported net income available to common shareholders of $7.5 million, or $0.39 per fully diluted share, and funds from operations (FFO) of $8.7 million, or $0.45 per fully diluted share, for the quarter ended June 30, 2005. The Company completed 20 separate debt investments totaling $241.3 million, net of fees and discounts, and generated total revenues of $18.8 million during the second quarter. At June 30, 2005, total assets were $834.7 million, total liabilities were $565.1 million, and stockholders’ equity was $269.6 million.

Investment Activity

On April 29, 2005, Gramercy closed on a $57.5 million investment in a joint venture with SL Green Realty Corp. (“SL Green”) to acquire, own and operate the South Building located at One Madison Avenue (the “Property”). The joint venture completed acquisition of the Property from Metropolitan Life Insurance Company for a total purchase price of $802.8 million (plus transaction costs), financed in part through a $690.0 million first mortgage loan on the Property. Gramercy’s 45% pari passu interest in the joint venture is reflected on its balance sheet as an investment in unconsolidated joint venture.

The acquisition of One Madison Avenue represented the launch of Gramercy’s net lease initiative, which is an integral part of the Company’s original business plan. The net lease initiative is intended to provide recurring, long-term investment earnings, encourage earnings retention by utilizing non-cash depreciation expense to shelter investment income, and to create the potential for long-term gains from real estate residual values. One Madison Avenue is expected to achieve all of these goals on the basis of its highly functional office layout, its excellent location on Manhattan’s Madison Square Park, and the 15-year net lease with Credit Suisse First Boston (USA), Inc. (“CSFB”).

Since its initial public offering in August 2004, the Company has originated and closed 46 separate debt investments with commitment amounts totaling approximately $944.0 million, which as of June 30, 2005 had a carrying value of $749.0 million after scheduled principal payments, prepayments, loan sales, unamortized fees and discounts, and unfunded commitments of $61.3 million. Included in this amount are four loans held as available for sale totaling $59.9 million on June 30, 2005. Aggregate carrying values, allocation by investment type and weighted average yields of the Company’s debt investments as of June 30, 2005 were as follows:

	Debt Investments	Percentage Allocation of Debt Investments	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR
	($ in millions)
Whole Loans - floating rate	$291.5	38.9%	—	308 bps
Whole Loans-fixed rate	$68.9	9.2%	8.33%	—
Subordinate Mortgage Interests -floating rate	$252.9	33.8%	—	643 bps
Subordinate Mortgage Interests -fixed rate	$35.0	4.7%	9.60%	—
Mezzanine Loans -floating rate	$74.8	10.0%	—	889 bps
Mezzanine Loans -fixed rate	$3.3	0.4%	14.53%	—
Preferred Equity	$11.7	1.6%	—	900 bps
Commercial Mortgage Backed Securities	$10.9	1.4%	13.49%	—
Total / Average	$749.0	100%	9.36%	522 bps

Note:  Debt Investments are presented after scheduled amortization payments and prepayments, and are net of fees, discounts, asset sales and unfunded commitments.

The Company’s debt investment allocation remained consistent with the previous quarter, with the majority of capital invested in whole loans and subordinate mortgage interests. Asset yields for fixed rate and floating rate investments during the second quarter of 2005 were 9.4% and LIBOR plus 522 basis points, respectively, compared to 10.8% and 532 basis points, respectively, in the previous quarter. At June 30, 2005, the weighted average first-dollar and last-dollar loan-to-value ratios for the Company’s debt investments were 34% and 74%, respectively, and the weighted average remaining initial term of the Company’s investments was approximately 2.3 years.

Operating Results

Debt investments and loan sales generated revenues of $29.4 million for the six months ended June 30, 2005. Investment income was $15.7 million for the quarter ended, and $25.9 million for the six months ended June 30, 2005. Other income, primarily from gains on the sale of loans, was $3.1 million during the second quarter. A tax provision of $500,000 was established to cover taxable gains generated from loan sales. At quarter end, in connection with Gramercy’s periodic asset management review of its investment portfolio, Gramercy recorded a provision of $525,000 as a reserve to cover possible credit losses. Management believes the establishment of such reserves is a prudent approach to operating and managing its business.

Interest expense of $6.3 million for the quarter ended June 30, 2005, is primarily associated with outstanding balances on the Company’s credit facilities, which had a weighted average interest rate of LIBOR plus 190 basis points on June 30, 2005. For the first quarter of 2005, the comparable measure was LIBOR plus 207 basis points. Pursuant to existing management, outsourcing, servicing and financial advisory agreements, the Company paid fees to affiliates of SL Green totaling $1.9 million during the second quarter and $4.5 million for the six months ended June 30, 2005. Marketing, general and administrative expenses of $1.6 million included professional fees, insurance premiums and expenses associated with marketing, advertising and promotion of Gramercy and its products, as well as stock-based incentive compensation.

Equity in net loss of unconsolidated joint ventures of $404,000 represents Gramercy’s pro rata share of net losses from the joint venture that acquired the South Building at One Madison Avenue. The amount is net of $1.2 million of non-cash depreciation and amortization.

Funding and Liquidity

During the second quarter, Gramercy announced the pricing of a $1.0 billion commercial real estate collateralized debt obligation (“CDO”), which closed on July 14, 2005. The CDO securities consisted of $810.5 million of investment-grade notes, $84.5 million of non-investment grade notes, and $105.0 million of preferred shares. Gramercy retained ownership of the non-investment grade notes and preferred shares. At issuance, the weighted-average interest rate of the investment grade securities was three-month LIBOR plus 49 basis points excluding transaction costs, and three-month LIBOR plus 69 basis points after giving effect to the amortization of up-front transaction costs over the expected lives of the bonds issued. The CDO matures in 2035, and provides for a five-year reinvestment period during which Gramercy can utilize the proceeds of loan repayments to finance new investments.

Also during the second quarter, Gramercy issued $50.0 million of Trust Preferred Securities, which are reflected on the balance sheet at June 30, 2005 as Junior Subordinated Deferrable Interest Debentures. The securities were sold through Gramercy’s wholly-owned subsidiary, Gramercy Capital Trust I, and have a 30-year term ending May 2035. They bear interest at a fixed rate of 7.57% for the ten years ending June 2015. Thereafter, the rate will float at three-month LIBOR plus 3.00%. The securities can be redeemed at par beginning in July 2010.

The Company increased the commitment amount from $350.0 million to $500.0 million under its existing master repurchase agreement with Wachovia Bank and certain of its affiliates. The $150.0 million increase includes the consolidation of a separate, previously existing $50.0 million credit facility, resulting in a net increase of $100.0 million of borrowing capacity to the Company’s credit facilities. Additionally, the initial term of the master repurchase facility was modified to reflect staggered maturities and a deferral of certain fees. At June 30, 2005, $500.0 million was outstanding on the Company’s two credit facilities, resulting in a ratio of debt-to-total assets of 60%. Upon closing of the CDO, proceeds received from issuance were used to repay substantially all amounts outstanding under the Company’s credit facilities with Wachovia Bank and Goldman Sachs Mortgage Company.

Cash and cash equivalents totaled $15.6 million, and restricted cash associated with debt investment reserves totaled $3.0 million on June 30, 2005.

Dividends

During the second quarter of 2005, the Board of Directors of Gramercy approved an increase in the quarterly dividend from $0.22 to $0.35 per common share. This represented the second consecutive dividend increase for shareholders of the Company. The dividend was paid on July 15, 2005, to shareholders of record at the close of business on June 30, 2005. During 2004, the Board of Directors adopted a dividend policy under which it generally intends to distribute to its shareholders approximately 100% of the Company’s taxable income.

Company Profile

Gramercy is a national commercial real estate specialty finance company that specializes in the direct origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans, preferred equity and net lease investments involving commercial property throughout the United States. GKK Manager LLC, which is the external advisor to Gramercy Capital Corp, is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). Gramercy Capital Corp. is headquartered in New York City.

Conference Call

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer of Gramercy Capital Corp., will host a conference call and audio web cast on Thursday, July 21, 2005 at 2:00 p.m. EST to discuss second quarter 2005 financial results. The conference call may be accessed by dialing 800-240-4186 (Domestic) or 303-262-2050 (International). No pass code is required. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s web site at www.gramercycapitalcorp.com. A replay of the call will be available through Thursday, July 28, 2005 by dialing 800-405-2236 Domestic or 303-590-3000 International, using pass code 11033751.

To review Gramercy’s latest news release and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Disclaimer

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 9 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.

Consolidated Statements of Income

(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended June 30, 2005	For the Six Months Ended June 30, 2005
Revenues
Investment income	$15,689	$25,939
Other income	3,069	3,509
Total revenues	18,758	29,448

Expenses
Interest expense	6,264	9,065
Management fees	1,870	3,538
Depreciation and amortization	106	128
Marketing, general and administrative	1,632	3,266
Provision for loan loss	525	525
Total expenses	10,397	16,522
Income from continuing operations before equity in net loss of unconsolidated joint venture and provision for taxes	8,361	12,926
Equity in net loss of unconsolidated joint venture	(404)	(404)
Income from continuing operations before provision for taxes	7,957	12,522
Provision for taxes	(500)	(500)
Net income available to common stockholders	$7,457	$12,022

Basic earnings per share:
Net income available to common stockholders	$0.40	$0.64
Diluted earnings per share:
Net income available to common stockholders	$0.39	$0.63
Dividends per common share	$0.35	$0.57
Basic weighted average common shares outstanding	18,833	18,833
Diluted weighted average common shares and common share equivalents outstanding	19,033	19,026

Gramercy Capital Corp.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	June 30,	December 31,
	2005	2004
	(Unaudited)
Assets:
Cash and cash equivalents	$15,598	$39,094
Restricted cash	3,001	1,901
Loans and other lending investments, net	678,141	395,717
Commercial mortgage backed securities, net	10,948	10,898
Investment in unconsolidated joint venture	57,190	—
Loans held for sale, net	59,911	—
Stock subscriptions receivable	—	60,445
Accrued interest	3,719	2,921
Deferred financing costs	5,041	2,044
Deferred costs	672	189
Derivative instruments, at fair value	—	249
Other assets	446	589
Total assets	$834,667	$514,047

Liabilities and Stockholders’ Equity:
Credit facilities	$500,000	$238,885
Management fees payable	662	416
Dividends payable	6,515	1,951
Accounts payable and accrued expenses	3,919	1,935
Derivative instruments, at fair value	487	—
Other liabilities	3,501	1,901
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities	50,000	—
Total liabilities	565,084	245,088

Commitments and contingencies	—	—

Stockholders’ Equity:
Preferred stock, par value $0.001, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, par value $0.001, 100,000,000 shares authorized, 18,833,060 and 18,812,500 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	19	19
Additional paid-in-capital	268,479	268,558
Accumulated other comprehensive income / (loss)	(451)	282
Retained earnings	1,536	100
Total stockholders’ equity	269,583	268,959
Total liabilities and stockholders’ equity	$834,667	$514,047

Gramercy Capital Corp.

Reconciliation of Non-GAAP Financial Measures

(Unaudited, amounts in thousands, except per share data)

	For the Three Months Ended June 30, 2005	For the Six Months Ended June 30, 2005

Net income available to common stockholders	$7,457	$12,022
Add:
Depreciation and amortization	537	956
FFO adjustment for unconsolidated joint venture	1,199	1,199
Less:
Amortization of deferred financing costs and depreciation on non rental real estate assets	(537)	(956)
Funds from operations - basic	$8,656	$13,221
Dividends on preferred shares	—	—
Funds from operations - diluted	$8,656	$13,221

Funds from operations per share - basic	$0.46	$0.70
Funds from operations per share - diluted	$0.45	$0.69